EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors:

Sheree Aronson

(714) 247-8290

sheree.aronson@amo-inc.com

Media:

Steve Chesterman

(714) 247-8711

steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES
FOURTH-QUARTER AND FULL YEAR 2005 RESULTS

Sales Increase 24% in 2005

(SANTA ANA, CA), February 14, 2006 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the fourth quarter and full year of 2005.

AMO reported 2005 net sales of $920.7 million, a 24.1 percent increase over 2004. This reflected primarily the acquisition of VISX, Incorporated in May 2005 and the Pfizer ophthalmic surgical business in June 2004, as well as increased sales of its technologically advanced products, and the unfavorable impact of the company’s accelerated rationalization of non-strategic eye care and cataract products.

For 2005, AMO reported a net loss of $453.2 million, or a loss of $8.28 per share, compared to a net loss of $129.4 million, or a loss of $3.89 per share in 2004. Per-share results for 2005 were reduced by $9.73 due to the combined effect of after-tax charges of $536.9 million and the $0.43 effect of dilutive instruments. Similarly, per-share results for 2004 were reduced by $5.13 due to the combined effect of after-tax charges of $175.8 million and the $0.62 effect of dilutive instruments. The losses in both years were due primarily to charges related to acquisitions and recapitalizations, and the company’s product rationalization and business repositioning actions in 2005. The charges were partially offset in 2005 by unrealized gains on derivative instruments and tax benefits related to repatriation of foreign earnings under the American Jobs Creation Act of 2004.

“With the close of 2005, we finished our third full year as an independent company and, in this time, nearly doubled our sales and set AMO on a new and more promising course,” said Jim Mazzo, president and chief executive officer. “With leading market share positions, a comprehensive set of superior technologies and an increasingly efficient global infrastructure, the major pieces of our growth strategy are now in place. No company is more qualified or capable than AMO to provide practitioners and patients the products and support necessary to

- more -

address a lifetime of vision needs. By maximizing our technical strengths and market leadership, we intend to deliver sustained, profitable growth to stockholders.”

Major 2005 Developments

During 2005, AMO achieved a number of important milestones, including:

•             Acquisition and integration of VISX, Incorporated, the global leader in laser vision correction (LVC); FDA approval and launch of three LVC technologies: CustomVue® LASIK for high myopia, CustomVue® LASIK for mixed astigmatism and Iris Registration, a proprietary iris tracking technology. With these approvals, AMO has the widest range of wavefront-guided LASIK indications in the U.S.

•             FDA approval and U.S. launch of ReZoomTM, a multifocal intraocular lens (IOL) providing a full range of near, intermediate and distance vision. The ReZoomTM lens also qualified as a presbyopia-correcting lens under a 2005 Centers for Medicare and Medicaid Services (CMS) ruling, allowing Medicare cataract patients to pay an additional fee for the lens.

•             FDA approval and launch of the Tecnis® Acrylic lens, a wavefront-designed monofocal IOL that reduces spherical aberration and carries a unique FDA claim for improved functional vision. In early 2006, the Tecnis® lens was also granted New Technology Intraocular Lens (NTIOL) status by CMS, recognizing the unique clinical benefits of this new technology and providing ambulatory surgical centers an additional $50 Medicare reimbursement per lens. It is the only IOL with NTIOL designation.

•             Expiration of a non-competition agreement with its former parent, allowing AMO to initiate development of an over-the-counter dry eye product, estimated to launch in the U.S. in 2007.

•             Establishment of the company’s global eye care manufacturing capability in advance of the June 2005 expiration of a three-year manufacturing agreement with its former parent.

•             Acquisition of Quest Vision, providing AMO novel accommodating IOL designs and expanding its R&D pipeline of refractive technologies.

•             Favorable jury verdict followed by a judgment in January 2006 for approximately $234 million being entered against Alcon, Inc. for infringement of AMO patents regarding key phacoemulsification technology. The parties are appealing the judgment, and Alcon is seeking a new trial.

•             Establishment of a direct sales model in India and termination of a distributor agreement with its former parent in that country.

•             Capital structure improvement and interest rate reduction through issuance of $150 million in 1.375 percent convertible senior subordinated notes and retirement of the remainder of the company’s 3.5 percent convertible senior subordinated notes.

During the fourth quarter of 2005, AMO announced the acceleration of a broad rationalization and repositioning strategy initiated in 2004. Under the plan, AMO is eliminating numerous non-core eye care and cataract products while increasing its emphasis on advanced, higher-growth technologies and implementing planned productivity initiatives. Moving more aggressively to implement the rationalization and repositioning allows AMO to focus on four key growth opportunities:

•             Expanding its fee-based LVC business in select international markets,

•             Capitalizing on its diverse refractive IOL offering, including ReZoomTM, Tecnis® Multifocal and VerisyseTM lenses, at a time when surgeon demand for its technologies is increasing and the market is undergoing rapid growth, primarily in the U.S.,

•             Increasing global penetration of its core, technology-backed brands, including Tecnis®, Healon®, White StarTM, CustomVueTM, COMPLETE® and blinkTM, and

•             Leveraging its eye care competencies and global franchise to enter the dry eye market.

Additional information is provided under the heading “Rationalization & Repositioning Strategy.”

Fourth-Quarter Results

In the fourth quarter of 2005, AMO reported sales of $252.8 million, a 12.5 percent increase compared to the same quarter last year, including a 5.0 percent decrease related to foreign currency. The rise reflected the VISX acquisition, as well as growth in sales of AMO’s technologically advanced products. Fourth-quarter sales were unfavorably impacted by the rationalization of non-strategic eye care and cataract products, and lower sales in the eye care business.

AMO reported fourth-quarter 2005 net income of $2.3 million, or $0.03 per share. During the fourth quarter, the company recorded pre-tax net charges of $46.3 million, including $12.6 million for inventory provisions associated with discontinued products and $29.7 million related to severance, asset write-downs, contract terminations and other charges associated with its rationalization and repositioning strategy. The after-tax impact of the net charges, including a tax benefit of $5.7 million for repatriation of foreign earnings and an unrealized gain on derivative instruments, reduced earnings per share by $0.37. In the fourth quarter of 2004, the company reported net earnings of $10.1 million, or $0.26 per share, including approximately $11.8 million in after-tax charges related primarily to the Pfizer acquisition and associated recapitalization. These charges reduced fourth-quarter 2004 earnings per share by $0.29.

Ophthalmic Surgical Sales

Ophthalmic surgical revenue grew 49.9 percent in 2005 to $619.8 million. There was virtually no impact related to foreign currency for the full year. In the fourth quarter of 2005, sales were $186.5 million, up 38.1 percent, including a 5.1 percent decrease related to foreign currency. The annual and fourth-quarter growth illustrated the impacts of recent acquisitions, increased sales of technologically advanced products and declining sales of non-strategic products being discontinued. Below are highlights of AMO’s ophthalmic surgical product categories. Growth rates reflect comparisons to the same periods in 2004 and include the impacts of foreign currency.

Cataract/Implant:

•             For the year, total cataract/implant sales rose 23 percent to $496.4 million, reflecting the full year contribution of the 2004 Pfizer acquisition and increased sales of value-added technologically advanced products. In the fourth quarter, sales growth related to these advanced products was partially offset by the accelerated phase-out of older-generation products and a negative currency effect, resulting in a 0.02 percent sales decline to $132.3 million.

•             Total IOL sales grew 10 percent to $259.1 million in 2005. Fourth-quarter sales rose 1.5 percent to $69.4 million. This performance was attributed primarily to increased sales of Tecnis® and other premium IOLs, as well as the accelerated phase-out of older-generation silicone and PMMA (polymethyl methacrylate) IOLs. Together, the company’s refractive IOLs – Tecnis® Multifocal, ReZoomTM and VerisyseTM – contributed $22.9 million to total 2005 IOL sales.

•             Viscoelastics sales grew 76.6 percent in 2005 to $131.2 million, reflecting primarily the addition of the Healon® line, which the company acquired with the Pfizer transaction.

Fourth-quarter viscoelastics sales declined 9.9 percent to $33.5 million, as Healon® sales performance was masked by declining sales of discontinued viscoelastics, reimbursement pressures in certain international markets and unfavorable foreign currency translations.

•             Phacoemulsification sales rose 7.5 percent in 2005 to $80.8 million. Fourth-quarter sales were up 7.9 percent to $22.5 million. Strong sales of AMO’s proprietary Sovereign®  systems with WhiteStar® technology, as well as the surgical packs and accessories that support these systems, led this growth.

Laser Vision Correction (LVC):

•             LVC sales were $123.4 million in 2005. Fourth-quarter LVC sales were $54.2, up 26 percent versus the combined VISX LVC and AMO microkeratome sales in the year-ago period. The increase reflects growth in the U.S. LVC business, increased sales related to the company’s international expansion and strong microkeratome sales.

•             LVC licensing and related sales for 2005 totaled $70.8 million. Fourth-quarter sales of $29.9 million reflected an approximate 10 percent increase over VISX’s reported licensing and related sales in the same period last year. The improvement is attributed to an increase in the mix of CustomVue® LASIK procedures.

•             LVC system sales in 2005 were $27.1 million. Fourth-quarter sales of $14.2 million represented an approximate 79 percent increase compared to VISX’s reported system sales in the same period last year. The rise is due primarily to the increase in new unit placements and CustomVue® upgrades in targeted international markets, as well as the continued rollout of Iris Registration in the U.S. LVC service and parts sales in 2005 were $13.2 million, including $5.9 million in the fourth quarter. The fourth-quarter performance reflected an increase of approximately 13 percent compared to VISX’s reported service and parts sales in the same period last year.

Eye Care Sales

Eye care sales declined 8.5 percent, to $300.9 million in 2005 and 26.0 percent to $66.4 million in the fourth quarter. Foreign currency impacts decreased fourth quarter sales by 4.9 percent and had virtually no impact on full year 2005 sales. Soft performance in Japan, along with accelerated rationalization of non-strategic products overshadowed positive results in the U.S. and Asia Pacific. Excluding Japan, 2005 eye care sales rose 2.1 percent, reflecting demand for AMO’s branded multipurpose solution and rewetters. Below are highlights of AMO’s eye care product categories. Growth rates reflect comparisons to the same periods in 2004 and include the impacts of foreign currency:

•             In 2005, multipurpose solution sales declined 1.4 percent to $154.7 million. Fourth-quarter sales declined 28.6 percent to $32.0 million. Results reflected primarily growth of the company’s flagship COMPLETE®MoisturePLUS® brand in the U.S. and Asia Pacific markets, and declines in Japan. Excluding Japan, sales of COMPLETE® branded products rose 14.2 percent in 2005.

•             Sales of hydrogen peroxide solutions declined 22.2 percent in 2005 to $79.2 million. Fourth-quarter sales fell 29.8 percent to $18.5 million. Results reflected the continuing contraction of the global hydrogen peroxide market, which is concentrated in Japan and parts of Europe. AMO derived approximately 50 percent of its hydrogen peroxide sales from Japan in 2005.

•             Sales of other eye care products declined 4.3 percent to $67.0 million in 2005. Fourth-quarter sales declined 14.3 percent to $15.9 million. These results reflected the company’s accelerated rationalization of older-generation products that no longer fit its growth strategy.

Financial Highlights

Below are additional highlights of the fourth quarter and full year 2005 results.

•             For 2005, gross profit rose 30.1 percent to $567.3 million, compared to $435.9 million in 2004. The improvement reflected primarily the positive mix shift in the company’s sales and the addition of the LVC business. Gross profit for the fourth quarter increased 10.5 percent to $144.9 million, compared to $131.1 million in the year-ago quarter.

•             Research and development expense for 2005 was $61.6 million, an increase of 35.1 percent over 2004. AMO’s R&D expense in the fourth quarter was $16.8 million, up 15.5 percent from $14.6 million in the same period last year. The increases in the fourth quarter and full year 2005 largely reflect the impact of VISX R&D operations. AMO’s R&D expense represented 6.7 percent of sales for both the fourth quarter and the full year of 2005.

•             SG&A expense for 2005 stood at $396.6 million and included $23.2 million in charges related to recent acquisitions and integrations and the termination of a distributor agreement. This compared to 2004 SG&A expense of $329.2 million, which included $2.3 million in charges mostly for termination of a distributor agreement. For the fourth quarter, SG&A expense was $97.4 million, or 38.5 percent of sales, including $4.0 million in charges related to recent acquisitions and integrations, compared to $92.6 million, or 41.2 percent of sales, in the same period last year.

•             For 2005, the company had an operating loss of $411.3 million, including charges of $559.9 million, due primarily to the VISX acquisition and the company’s rationalization and repositioning initiatives. In 2004, the company reported $33.0 million in operating income including charges of $58.6 million from the Pfizer transaction. Fourth-quarter operating income of $1.0 million, including charges of $46.3 million due primarily to product rationalization and repositioning initiatives, compared to $23.9 million, including $14.1 million from the Pfizer transaction, in the year-ago quarter.

•             Non-operating expense for 2005 was $29.0 million, including net charges of $5.1 million for debt repayment and exchange of convertible debt, offset by an unrealized gain on currency derivatives, compared to $154.2 million in 2004 which included charges of $134.0 million for debt prepayment, exchange of convertible debt and an unrealized loss on currency derivatives. For the fourth quarter, non-operating expense was $5.8 million, including a $1.3 million charge associated with the exchange of 3.5 percent convertible senior subordinated notes and a $1.4 million unrealized gain on currency derivatives. In the year-ago quarter, non-operating expense was $7.8 million, including $1.3 million associated with write-off of debt issue costs and a $1.2 million unrealized loss on currency derivatives.

Rationalization & Repositioning Strategy

AMO announced during the fourth quarter of 2005 a plan to accelerate the scope and timing of a broad rationalization and repositioning strategy. As part of this plan, AMO adopted a more aggressive timeline for discontinuing a variety of non-strategic cataract and eye care products, while eliminating or redeploying the resources that supported these products. Concurrently,

AMO began increasing its investment in higher-growth, higher-margin product lines. Key aspects of the accelerated rationalization and repositioning strategy include:

•             AMO ceased production in 2005 of a variety of older-generation cataract and eye care products and began implementing a number of sales incentive programs to migrate customers to its core products. The company expects to lose approximately $30 million to $40 million in 2006 sales related to the discontinued products, and for this loss to be offset by growth of its new and technologically advanced products.

•             AMO has made and continues to make organization changes, including ongoing implementation of initiatives designed to achieve better leverage of global manufacturing capacity, refinement of R&D skills and priorities, reallocation of sales and marketing resources and other actions. As a result, the company incurred pre-tax charges of $42.3 million in the fourth quarter of 2005 and expects to incur an additional $28 million to $38 million in write-offs and charges in the first half of 2006. These write-offs and charges are not included in the company’s adjusted earnings per share guidance.

•             AMO is increasing its investment in key growth opportunities, primarily related to its refractive implant portfolio and LVC business. The operating costs associated with these investments are incorporated into adjusted earnings per share guidance for 2006.

Financial Guidance

“Implementation of our rationalization and repositioning strategy is on schedule,” said Randy Meier, executive vice president operations and finance and chief financial officer. “We expect margin expansion in the second half of 2006, as our revenue mix shifts toward more value-added product sales, our productivity initiatives take hold, and we gain greater leverage of our global infrastructure.”

Based on the progress thus far on its accelerated rationalization and repositioning strategy and the confidence in its growth plans, AMO affirmed its guidance for 2006-2007 as follows:

	2006	2007

Revenue (in millions)	$1,020-$1,040	$1,100-$1,120

Adjusted EPS	$2.20-$2.30	$2.65+

Live Webcast & Audio Replay

AMO will host a live Web cast to discuss fourth-quarter and full year 2005 results and review future expectations today at 10:00 a.m. ET. To participate and download the slides that accompany the company’s conference call remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon ET today and will continue through midnight ET on Tuesday, February 28th, at 800-642-1687 (Passcode 4787531) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the ophthalmic surgical line include intraocular lenses, laser vision correction systems, phacoemulsification systems, viscoelastics, microkeratomes and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as ReZoom™, Clariflex®, Array®, Sensar®, CeeOn®, Tecnis® and Verisyse™ intraocular lenses, STAR S4 IR™ laser vision correction system, WaveScan Wavefront®

System, CustomVue™ procedure, Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar® technology, Amadeus™ and Amadeus™ II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, enzymatic cleaners and lens rewetting drops. Among the eye care product brands the company possesses are COMPLETE® Moisture PLUS™, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blinkTM branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,500 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for earnings per share for 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted earnings-per-share guidance excludes any charges associated with acquisitions, reorganizations, rationalizations and repositioning strategies and debt restructurings, as well as stock option expensing. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted earnings per share is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. In order to comply with Regulation FD, we provide our guidance in public forums, such as this press release. The company is not able to provide a reconciliation of projected adjusted earnings per share to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives. We expect the impact of stock option expensing in 2006 to reduce earnings per share by $0.15 to $0.20 and in 2007 by $0.18 to $0.20.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as management’s revenue and adjusted earnings per share estimates for 2006 and 2007 and estimated lost sales and write-offs and charges associated with the rationalization and repositioning. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding financial guidance, the rationalization and repositioning program, expected new products, statements of Mr. Mazzo and Mr. Meier, and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to uncertainties associated with successful and timely execution of the rationalization and repositioning program and AMO’s ability to offset sales of discontinued products; changing competitive, regulatory and market conditions; unexpected trends in the contact lens market; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; consumer spending and confidence; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2004 Form 10-K filed in March 2005 and Form 10-Q filed in November 2005 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(in thousands, except per share amounts)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net sales:
Ophthalmic surgical	$186,470	$134,992	$619,806	$413,422
Eye care	66,360	89,693	300,867	328,677
	252,830	224,685	920,673	742,099

Cost of sales (B)	107,956	93,586	353,325	306,164
Gross profit	144,874	131,099	567,348	435,935

Selling, general and administrative	97,376	92,577	396,599	329,197
Research and development	16,826	14,574	61,646	45,616
In-process research and development	—	—	490,750	28,100
Business repositioning	29,680	—	29,680	—
Operating income (loss)	992	23,948	(411,327)	33,022

Non-operating expense (income):
Interest expense	5,763	7,606	29,332	26,933
Unrealized (gain) loss on derivative instruments	(1,394)	1,233	(2,563)	403
Loss due to exchange of 3.5% Convertible Senior Subordinated Notes due 2023	1,340	973	1,885	116,282
Other, net	118	(2,048)	316	10,620
	5,827	7,764	28,970	154,238

Income (loss) before income taxes	(4,835)	16,184	(440,297)	(121,216)
Provision (benefit) for income taxes	(7,142)	6,051	12,900	8,154

Net income (loss)	$2,307	$10,133	$(453,197)	$(129,370)

Net basic income (loss) per share	$0.03	$0.28	$(8.28)	$(3.89)

Net diluted income (loss) per share (A)	$0.03	$0.26	$(8.28)	$(3.89)

Weighted average number of shares outstanding:
Basic	67,261	36,828	54,764	33,284
Diluted	70,110	39,721	57,727	38,968

(A)           The net diluted income per share includes the after-tax impact of $18 and $74 of interest expense on the 3.5% Senior Subordinated Convertible Notes for the three months ended December 31, 2005 and 2004, respectively. The net diluted loss per share excludes the $0.43 and $0.62 per share effect of dilutive instruments for the years ended December 31, 2005 and 2004, respectively, including the after-tax impact of $146 and $2,008 of interest expense on the 3.5% Senior Subordinated Convertible Notes, as the impact was anti-dilutive.

(B)             Includes charges of $12,585 primarily for inventory provisions and other rationalization and repositioning charges associated with discontinued products as the result of the business repositioning plan in the fourth quarter of 2005.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(In thousands)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Geographic sales:
Americas:
Ophthalmic surgical	$93,029	$48,091	$276,793	$154,386
Eye care	15,822	16,514	67,306	63,197
Total Americas	108,851	64,605	344,099	217,583
Europe/Africa/Middle East:
Ophthalmic surgical	54,336	54,109	202,670	159,917
Eye care	22,299	28,280	95,926	103,806
Total Europe/Africa/Middle East	76,635	82,389	298,596	263,723
Japan:
Ophthalmic surgical	20,145	21,064	77,693	62,856
Eye care	18,639	35,600	96,595	128,679
Total Japan	38,784	56,664	174,288	191,535
Asia Pacific:
Ophthalmic surgical	18,960	11,728	62,650	36,263
Eye care	9,600	9,299	41,040	32,995
Total Asia Pacific	28,560	21,027	103,690	69,258

	$252,830	$224,685	$920,673	$742,099

Product sales:
Ophthalmic surgical:
Cataract/implants:
Intraocular lenses (A)	$69,381	$68,360	$259,094	$234,512
Viscoelastics (B)	33,484	37,147	131,167	74,283
Phacoemulsification products	22,542	20,888	80,792	75,172
Other (C)	6,903	6,138	25,332	20,069
Total Cataract/implants	132,310	132,533	496,385	404,036
Laser vision correction:
License and related (D)	29,863	—	70,807	—
System (D)	14,223	—	27,083	—
Service and parts (D)	5,911	—	13,199	—
Other	4,163	2,459	12,332	9,386
Total Laser vision correction	54,160	2,459	123,421	9,386

Total Ophthalmic surgical	186,470	134,992	619,806	413,422

Eye care:
Multi-purpose solutions	32,014	44,843	154,665	156,809
Hydrogen-peroxide solutions	18,477	26,338	79,238	101,900
Other	15,869	18,512	66,964	69,968
Total Eye care	66,360	89,693	300,867	328,677

	$252,830	$224,685	$920,673	$742,099

(A)           Includes acquired Pfizer IOL sales of $41,342 and $16,072 in the years ended December 31, 2005 and 2004, respectively.

(B)             Includes Healon sales of $121,927 and $57,437 in the years ended December 31, 2005 and 2004, respectively.

(C)             Includes Baerveldt shunt sales of $5,093 and $2,272 in the years ended December 31, 2005 and 2004, respectively.

(D)            Represents VISX laser vision correction sales.

	Three Months Ended
	December 31, 2005	December 31, 2004	% Growth	% Exchange Impact

Net sales:
Ophthalmic surgical	$186,470	$134,992	38.1%	-5.1%
Eye care	66,360	89,693	-26.0%	-4.9%
	$252,830	$224,685	12.5%	-5.0%

	Year Ended
	December 31, 2005	December 31, 2004	% Growth	% Exchange Impact

Net sales:
Ophthalmic surgical	$619,806	$413,422	49.9%	0.0%
Eye care	300,867	328,677	-8.5%	0.0%
	$920,673	$742,099	24.1%	0.0%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	December 31,	December 31,
	2005	2004
Cash and equivalents	$40,826	$49,455
Trade receivables, net	238,761	189,465
Inventories	104,820	85,028
Working capital, excluding cash	190,470	133,447
Total debt, including current portion	560,000	552,593
Stockholders’ equity	1,010,062	276,270

	Three Months Ended
	December 31,	December 31,
	2005	2004
Depreciation and amortization	$16,119	$8,646
Capital expenditures, excluding acquisitions	13,890	11,824

	Year Ended
	December 31,	December 31,
	2005	2004
Depreciation and amortization	$51,588	$23,616
Capital expenditures, excluding acquisitions	43,048	26,685

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